Exhibit 99.1

CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	Business Development Corporation of America
tony@defaziocommunications.com	bblock@arlcap.com

FOR IMMEDIATE RELEASE

BUSINESS DEVELOPMENT CORPORATION OF AMERICA BREAKS ESCROW AND ACQUIRES $4.7 MILLION LOAN PORTFOLIO

New York, NY, August 29, 2011 – The board of directors of Business Development Corporation of America (“BDCA” or the “Company”), a non-traded business development company, announced today that it raised proceeds sufficient to break escrow in connection with its best efforts, initial public offering (the “IPO”).  BDCA received and accepted aggregate subscriptions in excess of the minimum of $2.5 million in shares and issued 261,748.497 shares of common stock to its investors who were admitted as stockholders.

At the same time, the Company announced it had acquired a $4.7 million loan portfolio from Main Street Capital Corporation.  “We are pleased to announce that BDCA has efficiently deployed its initial capital into a highly accretive, broadly diversified portfolio of 13 directly originated loans to small and middle market American businesses, entirely consistent with our investment strategy,” said Peter Budko, Chief Executive Officer of BDCA Adviser, LLC.  The Company funded the acquisition with proceeds from the sale of its common stock and its existing line of credit with Main Street Capital Corporation.  The Company previously declared a series of distributions representing an annualized yield of 8.11% based on its current public offering price of $10 per share.  The monthly distributions will be made based on record dates beginning August 25, 2011, the date that the Company broke escrow in connection with its IPO.

“Here again, BDCA is a demonstration of American Realty Capital’s ability to bring to the independent broker dealer channel, sector specific, professionally managed investment solutions, designed to provide current returns with growth opportunities,” observed Nicholas S. Schorsch, Chief Executive Officer of the Company.

A registration statement relating to the common stock of BDCA was filed with and has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). These securities have not been approved or disapproved by the SEC or any state securities commission, nor have they passed upon the accuracy or adequacy of the prospectus.  The offering of BDCA’s common stock is being made solely by means of a written prospectus forming part of the effective registration statement.  The prospectus, which is available at http://www.sec.gov or may be obtained by calling 1-888-518-8073, contains additional information about BDCA.  The prospectus should be read carefully by an investor before investing. Investors are advised to consider the investment objective, risks, charges and expenses of BDCA carefully before investing.  This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.